      As filed with the Securities and Exchange Commission on June 14, 2000
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               PRIZE ENERGY CORP.
                (FORMERLY KNOWN AS VISTA ENERGY RESOURCES, INC.)
             (Exact name of registrant as specified in its charter)

                           Delaware                                                           75-276614
(State or other jurisdiction of incorporation or organization)                  (I.R.S. employer identification no.)

                              3500 William D. Tate
                                    Suite 200
                             Grapevine, Texas 76051
          (Address of principal executive offices, including zip code)

             PRIZE ENERGY CORP. 1998 KEY EMPLOYEE STOCK OPTION PLAN
              (FORMERLY KNOWN AS VISTA ENERGY RESOURCES, INC. 1998
                        KEY EMPLOYEE STOCK OPTION PLAN)
                            (Full title of the plan)


                                   Lon C. Kile
                      President and Chief Operating Officer
                              3500 William D. Tate
                                    Suite 200
                             Grapevine, Texas 76051
                     (Name and address of agent for service)

   Telephone number, including area code, of agent for service: (817) 424-0400

                         CALCULATION OF REGISTRATION FEE

===================================== ====================  ==================== ===================  ===================
                                                                  Proposed            Proposed
                                                                  maximum              maximum
         Title of securities              Amount to be         offering price         aggregate            Amount of
          to be registered                 registered            per share         offering price      registration fee
------------------------------------- --------------------  -------------------- -------------------  -------------------
Common Stock, $.01 par value           371,429 shares (1)        $24.875(2)       $9,239,296.30(2)         $2,439.17
===================================== ====================  ==================== ===================  ===================

(1) Plus an indeterminable number of additional shares as may become issuable as a result of any antidilution provisions of the Plan.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low prices reported on the American Stock Exchange on June 8, 2000.

                                EXPLANATORY NOTE

         This Registration Statement relates to the registration of additional shares of Common Stock of the Registrant to be issued upon the exercise of options pursuant to the Prize Energy Corp. 1998 Key Employee Stock Option Plan (formerly known as the Vista Energy Resources, Inc. 1998 Key Employee Stock Option Plan) (the "Plan"). The additional shares relate to the amendment of the Plan to increase the number of shares of Common Stock available for issuance under the Plan from 128,571 originally available for issuance under the Plan (as adjusted from 900,000 shares to give effect to the Registrant's one-for-seven reverse Common Stock split effected on February 8, 2000) to 500,000 shares. The contents of the Registrant's Registration Statement on Form S-8, Registration No. 333-66929, filed with the Securities and Exchange Commission on November 6, 1998 (the "Prior Registration Statement") are hereby incorporated by reference. The Items below contain information required in this Registration Statement that was not included in the Prior Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents and information previously filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

         (1) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1999;

         (2) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         (3) The Registrant's Current Reports on Form 8-K dated January 5, 2000, and February 8, 2000;

         (4) The Registrant's Current Report on Form 8-K dated February 8, 2000, and Amendment No. 1 thereto dated February 23, 2000; and

         (5) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 26, 1998, and including any amendment or report heretofore or hereafter filed for the purpose of updating the description of the Registrant's Common Stock contained therein.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post- effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Tenth of the Amended and Restated Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify its officers and directors to the maximum extent allowed by the Delaware General Corporation Law ("DGCL"). Pursuant to Section 145 of the DGCL, the Registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for its directors and officers. Additionally, Article Tenth of the Amended and Restated Certificate of Incorporation provides that, in the event that an officer or director files suit against the Registrant seeking indemnification of liabilities or expenses incurred, the burden will be on the Registrant to prove that the indemnification would not be permitted under the DGCL.

         The Registrant's Amended and Restated Certificate of Incorporation also eliminates the liability of the Registrant's directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director's liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (d) for any transaction from which a director derived an improper personal benefit.

         The preceding discussion of the Registrant's Amended and Restated Certificate of Incorporation and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by the Amended and Restated Certificate of Incorporation and Section 145 of the DGCL.

         The Registrant has entered into indemnification agreements with certain of its directors and officers. Pursuant to such agreements, the Registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgements, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Registrant or assumed certain responsibilities at the direction of the Registrant.

ITEM 8.     EXHIBITS.

   Exhibit Number                    Description

         4.1 Prize Energy Corp. 1998 Key Employee Stock Option Plan (incorporated by reference to the Registrant's Proxy Statement for Annual Meeting of Stockholders dated April 28, 2000).

         4.2 Amendment Number 1 to Prize Energy Corp 1998 Key Employee Stock Option Plan (incorporated by reference to the Registrant's Proxy Statement for Annual Meeting of Stockholders dated April 28, 2000).

         5.1*     Opinion of Conner & Winters, A Professional Corporation.

         23.1*    Consent of Ernst & Young LLP.

         23.2*    Consent of Arthur Andersen LLP.

         23.3*    Consent of Williamson Petroleum Consultants, Inc.

         23.4*    Consent of Netherland, Sewell & Associates, Inc.

         23.5 Consent of Conner & Winters, A Professional Corporation (included in Exhibit 5.1).

         24* Power of Attorney (included on page II-4 of this Registration Statement).
---------
         *        Filed herewith.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on the 14th day of June, 2000.

                                 PRIZE ENERGY CORP.

                                 By: /s/ Lon C. Kile
                                    --------------------------------------
                                     Lon C. Kile
                                     President and Chief Operating Officer

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Philip B. Smith and Lon C. Kile, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys- in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



               SIGNATURE                                 TITLE                               DATE
-------------------------------------  ----------------------------------------          -------------

  /s/ Philip B. Smith                  Director, Chairman of the Board,                  June 14, 2000
-------------------------------------  Chief Executive Officer and Treasurer
Philip B. Smith                        (principal executive officer, principal
                                       financial officer and principal
                                       accounting officer)

  /s/ Lon C. Kile                      Director, President and Chief                     June 14, 2000
-------------------------------------- Operating Officer
Lon. C. Kile

  /s/ Kenneth A. Hersh                 Director                                          June 14, 2000
--------------------------------------
Kenneth A. Hersh


  /s/ David R. Albin                   Director                                          June 14, 2000
--------------------------------------
David R. Albin

                                INDEX TO EXHIBITS

      EXHIBIT
      NUMBER      DESCRIPTION
     ---------    -----------

         4.1      Prize Energy Corp. 1998 Key Employee Stock Option Plan
                  (incorporated by reference to the Registrant's Proxy Statement for Annual Meeting of Stockholders dated April 28, 2000).

         4.2      Amendment Number 1 to Prize Energy Corp 1998 Key Employee
                  Stock Option Plan (incorporated by reference to the Registrant's Proxy Statement for Annual Meeting of
                  Stockholders dated April 28, 2000).

         5.1*     Opinion of Conner & Winters, A Professional Corporation.

         23.1*    Consent of Ernst & Young LLP.

         23.2*    Consent of Arthur Andersen LLP.

         23.3*    Consent of Williamson Petroleum Consultants, Inc.

         23.4*    Consent of Netherland, Sewell & Associates, Inc.

         23.5     Consent of Conner & Winters, A Professional Corporation
                  (included in Exhibit 5.1).

         24*      Power of Attorney (included on page II-4 of this Registration
                  Statement).

---------
         *        Filed herewith.